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                                                                     Exhibit 8.2

Internal Revenue Service                   Department of the Treasury

                                           Washington, DC 20224
Index nos.: 857.01-00.  562.03-00
                                           Person to Contact:

                                           Telephone Number:

                                           Refer Reply to:
                                                 CC:DOM:FI&P:1 - PLR-101072-97
                                           Date: July 11, 1997

Legend:

Corporation =

Trust A =                  "This document may not be used or cited as precedent,
                            Section 6110(i)(3) of the Internal Revenue Code."
Trust B =

Trust C =

Sub 1 =

Sub 2 =

Manager A =

Manager B =

Manager C =

Sub 3 =

Sub 4 =

Sub 5 =

a =
-

b =
-

c =
-

d =
-

e =
-

f =
-

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g =
-

h =
-

i =
-

j =
-

k =
-

l =
-

m =
-

n =
-

o =
-

p =
-

q =
-

r =
-

s =
-

t =
-

Date

State


     This is in reply to a request for rulings dated January 16, 1997, and subsequent correspondence, submitted on behalf of Corporation, Trust A, Trust B, and Trust C. The requested rulings concern the federal income tax consequences of certain warrants to be issued by Corporation to shareholders of Trusts A, B, and C (the Trusts).

FACTS

     Corporation is a private real estate research, investment and management company organized as a corporation under State X law. As of Date 1, Corporation had a shares of common stock and b shares of Series A preferred shares issued and outstanding. Corporation owns approximately c percent of the outstanding stock of Trust A through Corporation's wholly-owned subsidiary, Sub 1. Additionally, through Sub 1, Corporation owns approximately d percent of the outstanding stock of Trust B and approximately e percent of the outstanding stock of Trust C.

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     Corporation owns through its wholly-owned subsidiary, Sub 2, all of the outstanding stock of Manager A, Manager B, and Manager C (the Managers).
Manager A, Manager B, and Manager C provide Trust A, Trust B, and Trust C, respectively, with both strategic and day-to-day management services, including research and investment analysis, acquisition and development services, asset management services, capital market services, and legal and accounting services. The Managers receive a monthly fee for their services based on a percentage of the Trusts' cash flow.

     Corporation directly owns all of the outstanding stock of Sub 3 and Sub 4. Sub 4 owns all of the outstanding stock of Sub 5. Subs 5, 3, and 4 provide Trust A, Trust B, and Trust C, respectively, with day-to-day property management services, including maintaining and leasing properties. Subs 3, 4 and 5 generally receive a monthly fee for property management services of s to t percent of property revenues.

     Trust A was organized as a corporation under State X law and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes. As of Date 1, Trust A had f shares of common stock issued and outstanding, of which approximately g shares were owned by shareholders other than Corporation or its subsidiaries. Trust A common stock is publicly traded on a national securities exchange.

     Trust A engages in the development, acquisition, operation, and long-term ownership of multifamily properties. Through agreements with Manager A and Sub 5, Trust A receives REIT management services and property management services.

     Trust B was organized as a trust under State X law and has elected to be treated as a REIT for federal income tax purposes. As of Date 1, Trust B had h common shares issued and outstanding, of which approximately i shares were owned by shareholders other than Corporation or its subsidiaries. In addition, as of Date 1, Trust B had j shares of Series A cumulative redeemable nonconvertible preferred shares, k shares of Series B cumulative convertible redeemable preferred shares, and l shares of Series C cumulative redeemable nonconvertible preferred shares, issued and outstanding. All of the preferred shares are owned by shareholders other than Corporation and its subsidiaries. All of the Trust B stock is traded on a national securities exchange.

     Trust B engages in the acquisition, development, marketing, operation, and long-term ownership of distribution facilities. Through agreements with Manager B and Sub 3, Trust B receives REIT management services and property management services.

     Trust C was organized as a trust under State X law and has elected to be treated as a REIT for federal income tax purposes. As of Date 1, Trust C had m common shares issued and outstanding,

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of which approximately n were owned by shareholders other than Corporation and its subsidiaries. In addition, as of Date 1, Trust C had o shares of Series A cumulative convertible redeemable preferred shares and p shares of Series B cumulative redeemable nonconvertible preferred shares, issued and outstanding. All of the preferred shares are owned by shareholders other than Corporation and its subsidiaries. All of the Trust C stock is traded on a national securities exchange.

     Trust C engages in the development, acquisition, operation, and long-term ownership of multifamily properties. Through agreements with Manager C and Sub 4, Trust C receives REIT management services and property management services.

     Subject to obtaining certain necessary approvals and consents, Corporation and the Trusts desire to undertake certain transactions. First, the holders of Corporation Common Stock have approved a recapitalization through the adoption of Articles of Amendment and Restatement for Corporation that authorize g shares of Class A common stock and r shares of a new Class B common stock. Each share of Corporation Class A common stock will be convertible into 50 shares of Class B common stock. Class B common stock will not be convertible into another security, and each share of Class A common stock will be equivalent to 200 shares of Class B common stock with respect to its voting rights. Each share of Corporation Class A common stock will be equivalent to 50 shares of Corporation Class B common stock with respect to dividend rights and liquidation rights. Although authorized, no Corporation Class B common stock will be issued pursuant to the recapitalization.

     Corporation has determined that it would be advantageous to raise capital through an initial public offering of Class B common stock. It therefore plans to consummate an initial public offering prior to or simultaneously with the transactions described below. Corporation will apply for listing of its Class A and Class B common stock on a national securities exchange so that it may become a publicly traded corporation.

     As described above, the Trusts are currently externally managed. Corporation will recommend to the Trusts that it will be advantageous to them if they became internally managed. Accordingly, each of the Trusts entered into agreements with Corporation to consummate the following transactions (Transfers): (i) Corporation will transfer Manager A and Sub 5 to Trust A or an affiliate in exchange for Trust A common stock; (ii) Corporation will transfer Manager B and Sub 3 to Trust B or an affiliate in exchange for Trust B common stock; and (iii) Corporation will transfer Manager C and Sub 4 to Trust C or an affiliate in exchange for Trust C common stock.

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     At the same time as the Transfers described above, each Trust plans to distribute rights to purchase its common shares to its shareholders other than Corporation (the Rights Offering). The Rights Offering would enable the Trusts' shareholders to purchase shares in their respective Trusts at the same time that Corporation would acquire shares through the Transfers for the same price as Corporation acquired the shares and would thus enable the shareholders to retain their proportionate interest in their respective Trusts after Corporation receives shares through the Transfers. In addition to distributing rights to their respective shareholders other than Corporation, each Trust will also distribute rights to Corporation. However, Corporation has agreed that it will not exercise or sell any rights it receives.

     Corporation, which is a principal shareholder in each of the Trusts, has determined that, in conjunction with the Transfers, it will be desirable to transfer to the Trusts' shareholders (other than Corporation) securities permitting those shareholders an opportunity to participate in the anticipated economic growth of Corporation. Accordingly, Corporation will issue, for no consideration, tradeable warrants to purchase Corporation Class B common stock to the Trusts' shareholders (other than Corporation). After the issuance of the warrants, Corporation will not hold any warrants. The exercise price of the warrants will be set equal to the trading price of Corporation Class B common stock at or near the date that the warrants are issued. The warrants will be exercisable for a period not to exceed one year following their issuance. Corporation will apply for listing of the warrants on a national securities exchange. Issuance of the warrants to the shareholders of a Trust (other than Corporation) will be conditioned upon consummation of the Transfers for the Trust.

     In addition to directly issuing warrants to the Trusts' shareholders, Corporation will also directly issue warrants to the holders of limited partnership interests in four partnerships in which Trust B is the general partner (Trust B LP Units). The Trust B LP Units are exchangeable into Trust B common shares. The Trusts' shareholders (other than Corporation) and the Trust B LP Unitholders will hereafter be jointly and severally referred to as the Public Shareholders.

     Corporation represents that issuance of the warrants is intended, in part, to provide additional incentive to the Public Shareholders to approve the Transfers. Although Corporation is a major shareholder in each Trust, it does not have sufficient voting power in either Trust B (d percent) or Trust C (e percent) to cause the Transfers to occur without support from a significant number of the Public Shareholders. In order to treat all of the Public Shareholders alike, Corporation intends to issue the warrants to each of the Public Shareholders for which a
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Transfer occurs, whether or not the shareholder votes to approve the Transfer.

     The transactions described above will occur in the following order. First, each of the Trusts will distribute rights to purchase its common shares to its shareholders pursuant to the Rights Offering. Second, subsequent to the distribution of the rights, the Transfers will be closed. Third, three business days following the closing of the Transfers, the Rights Offerings will be closed. Fourth, subsequent to the closing of the Rights Offerings, Corporation expects to close the initial offering. Fifth, Corporation will designate a record date for the warrant issuance within the 28-day period following the closing of the Rights Offerings, and Corporation will issue the warrants to the Trusts' Public Shareholders within the 30-day period following the record date.

     The Trusts have historically paid quarterly pro rata cash dividends on their common shares of approximately equal value over the course of a year and intend to continue this practice. The warrant issuance is unrelated to the payment of ordinary dividends and will not occur on the same day that a Trust pays ordinary dividends to its shareholders.

LAW, DISCUSSION, AND HOLDING

     Section 857(a)(1) of the Internal Revenue Code provides, in part, that the provisions of part II of subchapter M of Chapter 1 (except (S)(S) 856(g) and 857(d)) shall not apply to a REIT for a tax year unless the deduction for dividends paid during the year (as defined in (S) 561, but determined without regard to capital gains dividends) equals or exceeds 95 percent of its REIT taxable income.

     Section 857(b)(2)(B) provides that in determining REIT taxable income, the taxable income of the REIT will be adjusted by, among other things, the deduction for dividends paid (as defined in (S) 561) computed without regard to that portion of such deduction that is attributable to the net income from foreclosure property.

     Section 561(a) provides, in relevant part, that the deduction for dividends paid shall be the sum of (1) the dividends paid during the tax year, and (2) the consent dividends for the tax year (determined under (S) 565).

     Section 562(a) provides that the term dividend shall, except as otherwise provided in that section, include only dividends described in (S) 316 (relating to the definition of dividends for purposes of corporate distributions).
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     Section 562(c) provides that the amount of any distribution shall not be considered as a dividend for purposes of computing the dividends paid deduction, unless such distribution is pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared to another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

     Section 1.562-2(a) of the Income Tax Regulations provides, in part, that a corporation will not be entitled to a deduction for dividends paid with respect to any distribution upon a class of stock if there is distributed to any shareholder of such class (in proportion to the number of shares held by him) more or less than his pro rata part of the distribution as compared with the distribution made to any other shareholder of the same class. Nor will a corporation be entitled to a deduction for dividends paid in the case of any distribution upon a class of stock if there is distributed upon such class of stock more or less than the amount to which it is entitled compared with any other class of stock. A preference exists if any rights to preference inherent in any class of stock are violated. The disallowance, where any preference in fact exists, extends to the entire amount of the distribution and not merely to a part of such distribution.

     In this case, warrants are being issued by Corporation to the Public Shareholders. If the proposed transaction were recast as Corporation making constructive contributions of the warrants to the Trusts followed by constructive dividend distributions of the warrants to their respective Public Shareholders, the latter distributions could be considered to be preferential dividends. However, if the form of the transaction is respected, Corporation will be treated as issuing warrants directly to each Trust's Public Shareholders. Therefore, the Trusts would not be a party to the warrant distribution transactions between Corporation and the Public Shareholders, and no constructive dividend could be possible as a result of Corporation's issuing the warrants.

     We hold that the issuance of warrants, as described herein, by Corporation to the Public Shareholders of the Trusts will be respected for federal income tax purposes as a direct issuance of the warrants by Corporation to the Public Shareholders of the Trusts. Therefore, the issuance of warrants will not be recharacterized as a constructive contribution by Corporation to the Trusts followed by a constructive dividend by the Trusts to their Public Shareholders.

     Since the warrants will not be considered dividends from the Trusts to their shareholders, we need not address the issue of the affect that the issuance of the warrants has on the ordinary
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dividends paid by the Trusts to their shareholders, for purposes of (S) 562(c).

OTHER INFORMATION

     No opinion is expressed or implied herein as to: (1) whether the issuance of warrants by Corporation is currently deductible or is a capital expenditure;
(2) the effect, if any, of the initial public offering, the consummation of the Transfers, the Rights Offering, or any other aspect of the transactions described herein on the status of the Trusts as REITs for federal income tax purposes; and (3) whether any of the Trusts qualifies as a REIT under subchapter M, part I of Chapter 1.

     This ruling is directed only to the taxpayer who requested it. No opinion is expressed as to the federal tax consequences of this transaction under any provision not addressed herein.

     Section 6110(j)(3) provides that this ruling may not be used or cited as precedent.

                                             Sincerely yours,

                                             Assistant Chief Counsel
                                             (Financial Institutions & Products)


                                             By:  /s/ Alvin J. Kraft
                                                --------------------------------
                                                Alvin J. Kraft
                                                Assistant to the Chief, Branch 1